Exhibit 99.1

Ahern Rentals Announces the Engagement of Oppenheimer

LAS VEGAS—(BUSINESS WIRE)—July 1, 2010— Ahern Rentals, Inc. announced today that it has engaged Oppenheimer & Co. Inc. as its financial advisor to review various financing alternatives, including alternatives relating to the revolving portion of its existing credit facility which matures in August, 2011.

Ahern Rentals is an equipment rental company with 71 locations throughout the United States. Through our network of equipment rental locations, we rent a full range of construction equipment, sell our used rental equipment, new equipment, parts, supplies and related merchandise, and provide maintenance, repair and other services that supplement our rental activities. The types of equipment we rent range from a fleet of high reach equipment and earth engaging units to hand tools. For more information about Ahern Rentals, visit http://www.ahern.com.

Ahern Rentals, Inc., Las Vegas

Howard Brown, 702-362-0623